As filed with the Securities and Exchange Commission on May 21, 2004	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DOCUMENT SCIENCES CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	33-0485994
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6339 Paseo Del Lago

Carlsbad, California 92009

(760) 602-1400

(Address, including Zip Code, and Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

1995 STOCK INCENTIVE PLAN

(Full Title of Plan)

John L. McGannon

President, Chief Executive Officer

and Chief Financial Officer

Document Sciences Corporation

6339 Paseo Del Lago

Carlsbad, California 92009

(760) 602-1400

(Name, address, zip code, and telephone number,

including area code, of agent for service)

Copy to:

John M. Williams, Esq.

Gibson, Dunn & Crutcher LLP

4 Park Plaza, Suite 1700

Irvine, California 92614-8557

(949) 451-3800

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	1,000,000	(3)	$5.23	$5,230,000	$662.64

(1)	Each share of common stock (the “Common Stock”) of Document Sciences Corporation (the “Company”) includes a right to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock (the “Preferred Stock”) pursuant to the Rights Agreement between the Company and U.S. Stock Transfer Corporation, as Rights Agent, dated May 11, 2001. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers shares which may be issued pursuant to antidilution provisions set forth in the Document Sciences Corporation 1995 Stock Incentive Plan (the “Plan”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the average of the high and the low price for the Common Stock of the Company as reported on May 18, 2004 on the Nasdaq SmallCap Market.
(3)	Represents an increase in the number of shares authorized for issuance under the Plan.

INTRODUCTION

This Registration Statement relates to an additional 1,000,000 shares of Common Stock issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.

INCORPORATION OF

PREVIOUSLY FILED REGISTRATION STATEMENT

The contents of the Registration Statement on Form S-8 (Registration No. 333-86567) filed with the Securities and Exchange Commission on September 3, 1999 and the Registration Statement on Form S-8 (Registration No. 333-59803) filed with the Securities and Exchange Commission on July 24, 1998 are incorporated herein by reference and made a part hereof.

Item 3. Incorporation of Documents by Reference

The following documents, which the Company has previously filed with the Securities and Exchange Commission, are incorporated herein by reference and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 19, 2004.

(b)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 11, 2004.

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year ended December 31, 2003

(d)	The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 10, 1996 pursuant to Section 12(g) of the Exchange Act, as amended on August 9, 1996, including any amendment or report filed for the purpose of updating such description.

(e)	The description of the Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A (Registration No. 000-20981), filed with the Securities and Exchange Commission May 14, 2001, and any amendments or reports filed for the purpose of updating that description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3) the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the Registrant’s directors shall not be personally liable for monetary damages for breach of fiduciary duty as directors to the Registrant or its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain under Delaware law. Further, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

In addition, the Registrant’s Amended and Restated Bylaws provide for mandatory indemnification of its directors and officers to the fullest extent permitted by the DGCL. The Registrant is required to indemnify a director or officer in connection with an action, suit or proceeding (or part thereof) initiated by such director or officer only if the initiation of such action, suit or proceeding (or part thereof) by the director or officer was authorized by the Board of Directors of the Registrant. The Registrant’s Amended and Restated Bylaws further provide that the Registrant shall pay the expenses (including attorneys’ fees) incurred by a director or officer of the Registrant entitled to indemnification in defending any such action, suit or proceeding in advance of its final disposition provided such director or officer undertakes to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to such indemnification. The Registrant’s Amended and Restated Bylaws provide that the foregoing indemnification rights shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. The Registrant’s Amended and Restated Bylaws also provide for permissible indemnification of employees and other agents to the fullest extent permitted by the DGCL.

The Registrant also has entered into contractual agreements with each of its directors and certain officers of the Registrant designated by the Board to indemnify such individuals to the fullest extent permitted by law. Furthermore, the Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of acts or omissions committed or suffered while acting as a director or officer of the Registrant.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Reference is made to the description of Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 10, 1996, including any amendment or report filed for the purpose of updating such description, as incorporated by reference herein in Item 3(d).

4.2	Reference is made to the description of the Preferred Stock Purchase Rights contained in its registration statement on Form 8-A filed with the Securities and Exchange Commission on May 14, 2001, including any amendment or report filed for the purpose of updating such description, as incorporated by reference herein in Item 3(e).

5	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5).

24	Power of Attorney (contained on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on May 21, 2004.

DOCUMENT SCIENCES CORPORATION

By:	/s/ JOHN L. MCGANNON

John L. McGannon
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints JOHN L. McGANNON his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ JOHN L. MCGANNON John L. McGannon	President and Chief Executive Officer	May 21, 2004

/s/ THOMAS L. RINGER Thomas L. Ringer	Chairman of the Board of Directors	May 21, 2004

/s/ BARTON L. FABER Barton L. Faber	Director	May 21, 2004

/s/ COLIN J. O’BRIEN Colin J. O’Brien	Director	May 21, 2004

EXHIBIT INDEX

Exhibit No.	Description

4.1	Reference is made to the description of Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 10, 1996, including any amendment or report filed for the purpose of updating such description, as incorporated by reference herein in Item 3(d).

4.2	Reference is made to the description of the Preferred Stock Purchase Rights contained in its registration statement on Form 8-A filed with the Securities and Exchange Commission on May 14, 2001, including any amendment or report filed for the purpose of updating such description, as incorporated by reference herein in Item 3(e).

5	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5).

24	Power of Attorney (contained on signature page).